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                                                                      EXHIBIT 99


                           LIFEPOINT HOSPITALS, INC.


CONTACT:   PENNY BRAKE
           DIRECTOR OF FINANCE
           (615) 372-8500


                        LIFEPOINT HOSPITALS NAMES DONAHEY
                    NEW CHAIRMAN AND CHIEF EXECUTIVE OFFICER

BRENTWOOD, TENNESSEE (June 25, 2001) - The Board of Directors of LifePoint Hospitals, Inc. (NASDAQ: LPNT) today unanimously elected Kenneth C. Donahey to serve as the Company's Chairman and Chief Executive Officer. Mr. Donahey, age 50, will immediately fill the positions left open by the recent death of James
M. Fleetwood, Jr. DeWitt Ezell, Jr. has served as Interim Non-Executive Chairman of the Company since Mr. Fleetwood's death. The Board extends its sincere gratitude to Mr. Ezell for his leadership during the interim period in which he served.

     Mr. Donahey is a seasoned executive with 24 years experience in the healthcare industry. He has served as LifePoint Hospitals' Chief Financial Officer since the Company's inception when it spun off from HCA - The Healthcare Company in May of 1999. In March 2001, he was named as the Company's Executive Vice President and Chief Financial Officer. Prior to joining LifePoint, Mr. Donahey served as Senior Vice President and Controller of HCA. Mr. Donahey served HealthTrust, Inc. as its Senior Vice President and Controller from its creation in 1987 until its merger with HCA. Mr. Donahey first joined HCA in 1977.

     "The depth and breadth of Ken's experience, both in hospital operations and finance, as well as his relationships in the healthcare industry and with the Company's investors, made Ken the right choice to lead the Company. As we have emphasized previously, the Board remains committed to the Company's business strategy and operating philosophy. We were proud to unanimously elect Ken to these positions and are confident that he will be an excellent source of leadership to the Company," said Ezell.

     Commenting on his appointment to the position of Chairman and Chief Executive Officer, Mr. Donahey said, "LifePoint is made up of an extraordinary team of people. I look forward to working with these talented and dedicated professionals, including our medical staff and hospital board leadership, as we continue to provide high quality patient care in the communities where our hospitals are located."

     LifePoint Hospitals, Inc. operates 21 hospitals in non-urban areas. In most cases, the LifePoint facility is the only hospital in its community. LifePoint's non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value, and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with over 6,000 employees.

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